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                                                                  Exhibit (h)(5)


                           FIRST AMERICAN FUNDS, INC.
                 AMENDED SHAREHOLDER SERVICE PLAN AND AGREEMENT

                             Effective July 1, 2005
                       Amended Effective February 22, 2006


         First American Funds, Inc., a Minnesota corporation (the "Fund"), is an open-end investment company registered under the Investment Company Act of 1940, as amended, and currently consisting of a number of separately managed portfolios (the "Portfolios"). The Fund desires to retain U.S. Bancorp Asset Management, Inc. ("USBAM"), a Delaware corporation, to provide, or to compensate other service providers for providing, the services described herein to clients (the "Clients") who from time to time beneficially own Class A, Class D, Class I, Class Y, Piper Jaffray, Institutional Investor or Reserve shares of the Portfolios ("Shares"). USBAM is willing to provide or to compensate other service providers for providing such shareholder services in accordance with the terms and conditions of this Agreement.

         This Shareholder Service Plan and Agreement does not provide for distribution-related services and is not being adopted under Rule 12b-1 under the Investment Company Act of 1940.

         SECTION 1. USBAM will provide, or will enter into written agreements with service providers pursuant to which the service providers will provide, one or more of the following shareholder services to Clients who may from time to time beneficially own Shares:

         (i) maintaining accounts relating to Clients that invest in Shares;

         (ii) providing information periodically to Clients showing their positions in Shares;

         (iii)    arranging for bank wires;

         (iv) responding to Client inquiries relating to the services performed by USBAM or any service provider;

         (v) responding to inquiries from Clients concerning their investments in Shares;

         (vi) forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients;

         (vii) processing purchase, exchange and redemption requests from Clients and placing such orders with the Fund or its service providers;

         (viii) assisting Clients in changing dividend options, account designations and addresses;

         (ix) providing sub accounting with respect to Shares beneficially owned by Clients;

         (x) processing dividend payments from the Fund on behalf of Clients; and


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         (xi)     providing such other similar services as the Fund may
                  reasonably request to the extent that USBAM and/or the service provider is permitted to do so under applicable laws or regulations.

       SECTION 2. USBAM will provide all office space and equipment, telephone facilities and personnel (which may be part of the space, equipment and facilities currently used in USBAM's business, or any personnel employed by USBAM) as may be reasonably necessary or beneficial in order to fulfill its responsibilities under this Agreement.

         SECTION 3. Neither USBAM nor any of its officers, employees or agents is authorized to make any representations concerning the Fund or the Shares except those contained in the Fund's then-current prospectus or statement of additional information for the Shares, copies of which will be supplied to USBAM, or in such supplemental literature or advertising as may be authorized in writing.

         SECTION 4. For purposes of this Agreement, USBAM and each service provider will be deemed to be independent contractors, and will have no authority to act as agent for the Fund in any matter or in any respect. By its written acceptance of this Agreement, USBAM agrees to and does release, indemnify and hold the Fund harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by USBAM or its officers, employees or agents regarding USBAM's responsibilities under this Agreement, the provision of the aforementioned services to Clients by USBAM or any service provider, or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients. USBAM and its officers and employees will, upon request, be available during normal business hours to consult with representatives of the Fund or its designees concerning the performance of USBAM's responsibilities under this Agreement.

         SECTION 5. In consideration of the services and facilities to be provided by USBAM or any service provider, each Portfolio that has issued Shares of the respective class will pay to USBAM a fee at an annual rate equal to 0.25% of the average net asset value of the Class A, Class Y, Class D, Piper and Reserve shares, 0.20% of the average net asset value of the Class I shares, and 0.10% of the average net asset value of the Institutional Investor shares, which fee will be computed daily and paid monthly.

         USBAM will pay any such service providers with which it enters into written agreements as contemplated by Section 1 out of the amounts so received by it. The Fund may, in its discretion and without notice, suspend or withdraw the sale of Shares of any Portfolio, including the sale of Shares to any service provider for the account of any Client or Clients. USBAM may waive all or any portion of its fee from time to time.

         SECTION 6. The Fund may enter into other similar servicing agreements with any other person or persons without USBAM's consent.

         SECTION 7. By its written acceptance of this Agreement, USBAM represents, warrants, and agrees that the services provided by USBAM under this Agreement will in no event be primarily intended to result in the sale of Shares.

         SECTION 8. This Agreement will become effective on the effective date specified in its caption and shall continue until terminated by either party. This Agreement is terminable with respect to the Shares of any Portfolio, without penalty, at any time by the Fund or by USBAM upon written notice to the Fund.


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         SECTION 9. All notices and other communications to either the Fund or to USBAM will be duly given if mailed, telegraphed, telefaxed, or transmitted by similar communications device to the appropriate address stated herein, or to such other address as either party shall so provide to the other.

         SECTION 10. This Agreement will be construed in accordance with the laws of the State of Minnesota and may not be "assigned" by either party as that term is defined in the Investment Company Act of 1940.

         By their signatures, the Fund and USBAM agree to the terms of this Agreement effective as of the date set forth in its caption.


                                            FIRST AMERICAN FUNDS, INC.


                                            By:  /s/ Jeffery M. Wilson
                                                 -------------------------------
                                                     Jeffery M. Wilson

                                            Its: Vice President - Administration
                                                 -------------------------------



                                            U.S. BANCORP ASSET MANAGEMENT, INC.


                                            By:  /s/ Joe M. Ulrey, III
                                                 -------------------------------
                                                 Joe M. Ulrey, III

                                            Its: Chief Financial Officer
                                                 -------------------------------


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